                 [LOGO] Tortoise Capital Resources Corporation
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Tortoise Capital Resources Corp. Announces Quarterly Dividend

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. - May 14, 2007 - The Board of Directors of Tortoise  Capital
Resources  Corp.  (NYSE:  TTO),  today  declared the company's  first  quarterly dividend  following  its  initial  public  offering  of  $0.16  per  share to be distributed on June 1, 2007 to stockholders of record on May 24, 2007.

"We  continue  to  see  many  attractive  midstream  and  downstream  investment opportunities in the private energy  infrastructure  marketplace," said Tortoise
Capital Resources Corp.  President,  Ed Russell.  "We remain on target to invest all of our net initial  proceeds within a six to nine month period following the
IPO."

For tax  purposes,  the character of the dividend will be determined at year-end and will be  reported to  stockholders  at the  beginning  of 2008 on their Form
1099. Based on current company financial  information,  a significant portion of this  dividend is estimated  to consist of return of capital for book  purposes.
This is subject to change based upon completion of the company's fiscal year.

About Tortoise Capital Resources Corp.
Tortoise  Capital  Resources  Corp.  invests  primarily  in  privately-held  and micro-cap public companies  operating in the midstream and downstream  segments, and to a lesser extent the upstream  segments of the U.S. energy  infrastructure sector.  Tortoise Capital  Resources Corp. seeks to provide  stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer  in the  capital  markets  for  master  limited  partnership  (MLP)
investment  companies and a leader in closed-end  funds and  separately  managed accounts focused on MLPs in the energy  infrastructure  sector.  As of April 30,
2007, the adviser had approximately $2.9 billion of assets under management.

Safe Harbor Statement
This press release shall not  constitute an offer to sell or a  solicitation  to buy,  nor  shall  there  be  any  sale  of  these  securities  in any  state  or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

10801 Mastin Boulevard, Suite 222 | Overland Park, KS 66210 | p: 913.981.1020 |
f:913.981.1021 | www.tortoiseadvisors.com